EX-99(a)(1)(i)

OFFER TO PURCHASE

Offer by

Western Asset Premier Bond Fund

(the “Fund”)

To Purchase for Cash

Up to 2,880 of its Preferred Shares

(Western Asset Premier Bond Fund Taxable Auction Market Preferred

Shares (“Preferred Shares”) — Series M and Series W)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 3, 2014, UNLESS THE OFFER IS EXTENDED.

The Fund’s Offer (as defined herein) is conditioned upon (i) the Fund closing on the secured credit facility (the “Credit Facility”) with State Street Bank and Trust Company (“SSB”) and (ii) certain other conditions as outlined in this Offer to Purchase and in the related letter of transmittal (which together constitute the “Offer”).

If the Offer of the Fund is completed, the Fund will purchase Preferred Shares at a price equal to 97% of the liquidation preference of $25,000 per share if properly tendered and not withdrawn prior to the Expiration Date (as defined herein).

Neither the Fund, nor the Fund’s Board of Trustees (the “Board”), Legg Mason Partners Fund Advisor, LLC, the Fund’s administrator (the “Administrator”), nor Western Asset Management Company, the investment adviser for the Fund (the “Adviser” or “Western”), makes any recommendation as to whether to tender or not to tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the letter of transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or the Administrator or the Adviser. The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any Preferred Shares pursuant to the Offer.

You may direct questions and requests for assistance to Deutsche Bank Trust Company Americas (“Deutsche Bank” or the “Information Agent”), the information agent for the Offer, at its address and telephone number set forth on the back cover of this Offer. Shareholders may obtain additional copies of this Offer, the letter of transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Preferred Shares, you need not take any action. Deutsche Bank is also serving as the depositary for this Offer.

IMPORTANT PROCEDURES

If you want to tender all or part of your Preferred Shares, you must do one of the following before the Offer expires:

•	If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Shares for you; or

•	Deliver your Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer prior to the expiration date of the tender offer.

If you want to tender your Preferred Shares and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer. The Fund may reject any tender not fully in compliance with these procedures.

To tender your Preferred Shares, you must follow the procedures described in this Offer, the letter of transmittal and the other documents related to the Offer.

THIS OFFER TO PURCHASE THE FUND’S LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

June 5, 2014

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 2,880 of the Preferred Shares of the Fund

PRICE OFFERED PER SHARE:	97% of the liquidation preference of $25,000 per share (or $24,250 per share)

SCHEDULED EXPIRATION DATE:	July 3, 2014

PURCHASER:	Western Asset Premier Bond Fund This is an issuer tender offer.

The following are some of the questions that you, as a Preferred Shareholder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase and the Fund’s letter of transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY PREFERRED SHARES?

This is an issuer tender offer. The Fund is offering to purchase Preferred Shares it previously issued. The Fund is a Massachusetts business trust.

HOW MUCH IS THE FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Fund is offering to purchase up to 2,880 of the Preferred Shares, if the Preferred Shares are properly tendered and not withdrawn prior to the date and time the Fund’s Offer expires (or if the Offer is extended, on the date to which the Offer is extended), for cash at a price per share equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), upon the terms and subject to the conditions set forth in this Offer and the letter of transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Preferred Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker or other Nominee Holder (as defined below), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on July 3, 2014, unless extended. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If you hold your Preferred Shares directly, you have until the expiration of the Offer to decide whether to tender your Preferred Shares in the Offer. If you cannot deliver everything required to make a valid tender to Deutsche Bank, the depositary for the Offer (the “Depositary”) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Shares in the Offer before 5:00 p.m. New York City time, July 3, 2014, in order to allow such Nominee Holder time to tender your Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Shares and provide to such Nominee Holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?

No.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming the Fund purchases 100% of its outstanding Preferred Shares at 97% of the liquidation preference of $25,000 per share (or $24,250 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $69,840,000, plus any unpaid dividends accrued through the Expiration Date (as defined herein). The Fund intends to close the Credit Facility and use proceeds from the Credit Facility or use cash on hand to pay the purchase price for Preferred Shares tendered and accepted for payment. See Section 8 of this Offer.

HOW DO I TENDER MY PREFERRED SHARES IN THE OFFER?

To tender Preferred Shares in the Offer, you must deliver the Preferred Shares to the Depositary not later than the time the Offer expires. If your Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Shares through The Depository Trust Company. See Section 3 of this Offer, which describes procedures for tendering your Preferred Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED SHARES?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after the Expiration Date for the Offer. The Fund will pay for your validly tendered and not withdrawn Preferred Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents as described in Section 3 of this Offer.

HOW DO I WITHDRAW TENDERED PREFERRED SHARES IN THE OFFER?

You can withdraw tendered Preferred Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Preferred Shares for payment by August 1, 2014, you can withdraw them at any time after such time until the Fund accepts Preferred Shares for payment. See Section 4 of this Offer.

To withdraw Preferred Shares, you must deliver a written notice of withdrawal with the required information to the Depositary, while you have the right to withdraw the Preferred Shares. The Depositary will provide you with a notice of withdrawal form upon request. If your Preferred Shares are registered in the name of your broker of other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares. You may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by following one of the procedures described in Section 3 of this Offer at any time prior to the Expiration Date. See Section 4 of this Offer.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING PREFERRED SHARES?

Generally, the receipt of cash for Preferred Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes that generally will be treated either as (1) a sale or exchange of the Preferred Shares that may result in a capital gain or loss or (2) a distribution with respect to the Preferred Shares that is taxable as a dividend. See Section 6 of this Offer, “Certain Material U.S. Federal Income Tax Consequences.” The receipt of cash for Preferred Shares pursuant to the Offer may also be a taxable transaction under applicable state, local, foreign and other tax laws.

WHAT IS THE PURPOSE OF THE OFFER?

The purpose of the offer is to provide liquidity for holders of Preferred Shares (with respect to the Fund, “Preferred Shareholders”) under terms and conditions that also provide a benefit to the Fund and the holders of common shares of beneficial interest of the Fund (“Common Shares” and, the holders thereof, “Common Shareholders”). See Section 9 of this Offer. Since mid-February 2008, the periodic auctions for the Preferred Shares have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each action, reducing liquidity in the Preferred Shares and the ability of shareholders to sell Preferred Shares at or near par value. The Fund believes that such auctions are unlikely to be successful in the future. The Fund also believes that no well-established secondary market exists outside the auctions for auction rate securities.

The Fund believes that the offer to purchase the Preferred Shares at a price equal to 97% of the liquidation preference of $25,000 per share, when combined with the availability and possible benefits of the Credit Facility, will address the illiquidity of the Preferred Shares and provide a tangible benefit to Common Shareholders.

Please bear in mind that none of the Fund, the Fund’s Board, the Administrator or Western has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

ARE THERE ANY CONDITIONS TO THE OFFER?

The Fund’s Offer is conditioned upon (i) the Fund’s closing on the Credit Facility and (ii) certain other conditions as outlined in this Offer and in the related letter of transmittal.

See Section 13 of this Offer to Purchase for additional information about the conditions of this Offer.

IF I DECIDE NOT TO TENDER MY PREFERRED SHARES IN THE OFFER, HOW WILL THE OFFER AFFECT MY PREFERRED SHARES?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no established trading market for the Preferred Shares. Since mid-February 2008, the periodic auctions for the Preferred Shares have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each action. As a result, holders desiring to sell their Preferred Shares have been, and in the future may be, unable to do so and, even if they can sell their Preferred Shares, may only be able to sell at a substantial discount to the liquidation preference of Preferred Shares outside of the auction process. If you do not tender your Preferred Shares, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future; you may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share. It is also possible that the rating assigned to the Preferred Shares could decline as a result of the transactions contemplated by the Offer. Moreover, to the extent the Fund borrows money under the Credit Facility, Preferred Shares that remain outstanding would be junior in the Fund’s capital structure to the lender and the lender may have a security interest in a significant portion of the Fund’s assets to secure repayment of amounts borrowed under the Credit Facility. See Section 8 of this Offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Fund decides to extend its Offer, we will inform the Depositary and the Information Agent of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the Offer was scheduled to expire. See Section 2 of this Offer.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you own Preferred Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact Deutsche Bank, the Information Agent, at (877) 843-9767, Monday through Friday, 9 a.m. to 5 p.m., Eastern time.

Dear Preferred Shareholder:

INTRODUCTION

Western Asset Premier Bond Fund (the “Fund”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, hereby offers to purchase for cash up to 2,880 of the Fund’s outstanding preferred shares of beneficial interest, without par value, and liquidation preference of $25,000 per share, designated Series M Taxable Auction Market Preferred Shares and Series W Taxable Auction Market Preferred Shares (collectively, the “Preferred Shares”), if the Preferred Shares are properly tendered and not withdrawn prior to the date and time the Fund’s Offer expires (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in the Offer.

The price to be paid for the Preferred Shares is an amount to the seller in cash, equating to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein) (the “Per Share Amount”). The Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related letter of transmittal.

This Offer is open to all Preferred Shareholders. The Fund’s Offer is conditioned upon the Fund’s closing on the Credit Facility. The Offer is also subject to other conditions as outlined in the Offer. See Section 13 “Conditions to the Offer.”

None of the Fund, the Fund’s Board of Trustees (the “Board”), Legg Mason Partners Fund Advisor, LLC, the Fund’s administrator (the “Administrator”), or Western Asset Management Company, the investment adviser for the Fund (the “Adviser” or “Western”), makes any recommendation as to whether to tender or not to tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the letter of transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund, its Board, the Administrator or the Adviser. The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any Preferred Shares pursuant to the Offer.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Preferred Shares pursuant to the Offer. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of Deutsche Bank, the depositary (the “Depositary”) and the information agent (the “Information Agent”), incurred in connection with the Fund’s Offer. See “Fees and Expenses.” The receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes. In addition, if you fail to complete, sign and return to the applicable withholding agent a Form W-9 (or a substitute form) (or in the case of certain Non-U.S. Preferred Shareholders (as defined below), an appropriate Internal Revenue Service (“IRS”) Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer, and certain Non-U.S. Preferred Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal, the Fund will pay cash for up to 2,880 of the Preferred Shares, if the Preferred Shares are validly tendered prior to 5:00 p.m. New York City time, on July 3, 2014, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4. The Fund reserves the right to extend its Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If the Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference of $25,000 per share (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein). See Section 7. Under no circumstances will interest be paid on the offer price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.

When considering whether to tender Preferred Shares, Preferred Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that Preferred Shareholders would be entitled to receive upon redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

The Fund’s offer is being made to all of the Fund’s Preferred Shareholders. The Fund’s Offer is conditioned upon (i) the Fund’s closing on the Credit Facility (ii) certain other conditions as outlined in the Offer.

See Section 13 of this Offer to Purchase for additional information about the conditions of this Offer.

Subject to the terms and conditions of its Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of its Offer. The amount of any stock or share transfer taxes imposed in respect of Preferred Shares tendered in connection with the Offer, including such taxes imposed for a reason other than the sale or transfer of Preferred Shares to the Fund pursuant to its Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of the date of this Offer to Purchase, there were 2,880 Preferred Shares outstanding for the Fund. As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares.

2. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement therefor. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) upon the occurrence or non-occurrence, as applicable, of any of the conditions specified in Section 13 of this Offer, the Fund may (i) terminate its Offer and not to purchase or pay for any Preferred Shares or, (ii) subject to applicable law, postpone payment for Preferred Shares; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten business days.

3. PROCEDURES FOR TENDERING PREFERRED SHARES

To tender Preferred Shares pursuant to the Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before 5:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the Offer by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to the Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an eligible institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed letter of transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the letter of transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an eligible institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to individual or certain other non-corporate Preferred Shareholders pursuant to the Offer may be subject to a 28% backup withholding tax unless the Preferred Shareholder provides the information described in Section 6 below or otherwise certifies that such Preferred Shareholder is not subject to backup withholding. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Preferred Shareholder, as described in Section 6 below.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Fund will determine, in its sole discretion, all questions as to the number of Preferred Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Preferred Shares. The Fund’s determination will be final and binding on all parties. The Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Preferred Shares or any particular Preferred Shareholder. No tender of Preferred Shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering Preferred Shareholder or waived by the Fund. None of the Fund, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Fund’s interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering Preferred Shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Preferred Shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Fund that:

•	you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the letter of transmittal or otherwise.

The Fund’s acceptance for payment of Preferred Shares tendered under the Offer will constitute a binding agreement between you and the Fund with respect to such Preferred Shares, upon the terms and conditions of its Offer described in this and related documents.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared, accrued or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared, accrued or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared, accrued or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer and agreed to all of the terms of the Offer.

4. WITHDRAWAL RIGHTS

Preferred Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, at any time after August 1, 2014. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. After the Expiration Date, Preferred Shares may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer and must specify the name of the person having tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares to be withdrawn, if different from the name of the person who tendered the Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an eligible institution) signatures guaranteed by an eligible institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Fund in its sole discretion, which determination will be final and binding. None of the Fund, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date of the Fund’s Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment of such Preferred Shares pursuant to the Offer. Payment for Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Preferred Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Preferred Shareholders. In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see Section 3. Under no circumstances will interest on the purchase price for Preferred Shares be paid, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for Preferred Shares pursuant to its Offer, the Fund will pay such increased consideration for all Preferred Shares purchased pursuant to its Offer.

If any tendered Preferred Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined above), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of that Offer.

The purchase price of the Preferred Shares will equal 97% of the liquidation preference of $25,000 per share net to the seller in cash (or $24,250 per share), plus any unpaid dividends accrued through the Expiration Date. If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Preferred Shares pursuant to the Offer by the Fund is for general informational purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of Preferred Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Preferred Shareholders subject to the U.S. federal alternative minimum tax, or Preferred Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other

U.S. federal (non-income) taxes or state, local, or foreign taxes) that may be relevant to particular Preferred Shareholders in light of their own investment or tax circumstances.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Preferred Shareholders should consult their own tax advisors for a complete description of the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction and the applicability of any transfer taxes.

As used herein, a “U.S. Preferred Shareholder” means a Preferred Shareholder that is (i) a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Shareholder” is a Preferred Shareholder that is not a U.S. Preferred Shareholder.

A sale of Preferred Shares of the Fund for cash in the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Preferred Shareholder’s particular circumstances, and the number of Preferred Shares tendered and purchased pursuant to the Offer, the sale of Preferred Shares pursuant to the Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is taxable to the Preferred Shareholder as a dividend to the extent supported by the Fund’s current and accumulated earnings and profits.

A sale of Preferred Shares of the Fund pursuant to the Offer generally will be treated as a sale or exchange of those Preferred Shares under Section 302(b) of the Code, provided either (a) such Preferred Shareholder completely terminates its interest in the Fund (i.e., reduces its percentage ownership of the Fund to 0%) or meets numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise results in a “meaningful reduction” of a Preferred Shareholder’s ownership percentage interest in the Fund, which determination depends on a Preferred Shareholder’s particular facts and circumstances; in general, the smaller a Preferred Shareholder’s percentage interest in the Fund, the more likely that any reduction therein will be treated as “meaningful.”

For these purposes, Preferred Shares of the Fund actually owned, as well as Preferred Shares of the Fund considered to be owned by the Preferred Shareholder by reason of certain ownership attribution rules set forth in Section 318 of the Code, and any Common Shares, actually or constructively owned under such rules, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Preferred Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of applying the foregoing rules. Preferred Shareholders participating in the Offer should consult with their tax advisers regarding the applicability of these rules to their particular situations.

If sale or exchange treatment under Section 302(b) applies, the Preferred Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Preferred Shares purchased in the Offer (which price would not include, for this purpose, the amount of any accumulated and unpaid dividends paid in connection with the Offer, which are separately taxable as described below) and the Preferred Shareholder’s adjusted basis in such Preferred Shares. If the Preferred Shareholder holds such Preferred Shares as a capital asset, the gain or loss will be capital gain or loss, which generally will be short-term capital gain or loss if such Preferred Shares have been owned (or are deemed to have been owned) for one year or less and long-term capital gain or loss if such Preferred Shares have been owned (or are deemed to have been owned) for more than one year. The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Preferred Shareholder is currently the same as the applicable ordinary income rate. Long-term capital gains are includible in net capital gain and taxed to individuals and other non-corporate taxpayers at reduced rates. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals whose income exceeds certain threshold amounts, and of certain trusts and estates under similar rules. For these purposes, “net investment income” generally includes, among other things (i) distributions paid by the Fund of net investment income and capital gains and (ii) any net gain from the sale, redemption or exchange of Preferred Shares. The deductibility of capital losses is subject to certain limitations. To the extent that a Preferred Shareholder receives, as part of its gross proceeds on the tender of its Preferred Shares, accumulated and unpaid dividends that have been previously declared by the Fund, the portion of the gross proceeds representing such dividend amounts generally will be treated as ordinary income dividends or, to the extent reported by the Fund, capital gain dividends in the hands of the Preferred Shareholder. The tax treatment of each such type of dividend for Preferred Shareholders is described in more detail below.

In the event that a tendering Preferred Shareholder’s percentage ownership of the Fund, actual or constructive, is not reduced to the extent required under the tests described above, or is considered to have increased as a result of the Offer under Code rules, such Preferred Shareholder will be deemed to receive a distribution from the Fund with respect to the Preferred Shareholder’s interest in the Fund under Section 301 of the Code (“Section 301 distribution”). This Section 301 distribution will be taxable to the Preferred Shareholder as a dividend to the extent of such Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits, and the adjusted basis of any shares in the Fund held (or deemed held under Section 318 of the Code) by such Preferred Shareholder after the tender would be increased by the Preferred Shareholder’s adjusted tax basis in the Preferred Shares sold pursuant to the Offer. In this case, a Preferred Shareholder will not be permitted to recognize any loss in connection with its tender of its Preferred Shares pursuant to the Offer.

Any such dividend will generally constitute an ordinary income dividend or a capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates and a dividend that the Fund properly reports as a capital gain dividend is generally includible in the Preferred Shareholder’s net capital gain and taxable to individuals and other non-corporate Preferred Shareholders at reduced rates. No significant portion of any amount a Preferred Shareholder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Preferred Shareholders) or as “qualified dividend income” (for certain non-corporate Preferred Shareholders).

In the case of a corporate Preferred Shareholder, if the requirements of Section 302(b) of the Code are not met and the Preferred Shareholder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining shares in the Fund held by such Preferred Shareholder following the Offer and the recognition of gain. Corporate Preferred Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

In the event that Section 302(b) is not met in respect of any tendering Preferred Shareholder and such Preferred Shareholder is deemed to receive a Section 301 distribution as a result of the Offer (in addition to any accumulated and unpaid dividends previously declared by the Fund and paid in connection with the Offer), it is possible that shareholders of the Fund whose percentage ownership of the Fund increases as a result of the tender will be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. Further, even if the requirements of Section 302(b) of the Code are met in the case of all tendering Preferred Shareholders, such that no cash proceeds of the Offer (other than accumulated and unpaid dividends that have been previously declared by the Fund and are paid in connection with the Offer as described above) are treated as a dividend, it is possible that any Preferred Shareholder whose percentage ownership of the Fund increases as a result of the Offer will be treated as realizing a taxable constructive distribution under Code Sections 301 and 305(b) by virtue of that increase.

Backup Federal Income Tax Withholding. Backup withholding tax of 28% may be imposed on the gross proceeds paid to a tendering U.S. Preferred Shareholder unless the U.S. Preferred Shareholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form, its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Preferred

Shareholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Preferred Shareholder must certify as to their non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Non-U.S. Preferred Shareholders. Generally, provided the sale of Preferred Shares pursuant to the Offer is not effectively connected with a trade or business carried on in the U.S. by a Non-U.S. Preferred Shareholder, any gain realized by the Non-U.S. Preferred Shareholder upon the tender of Preferred Shares pursuant to the Offer that is respected as a sale or exchange for federal income tax purposes will not be subject to U.S. federal income tax or to any U.S. tax withholding. If, however, all or a portion of the proceeds received by a tendering Non-U.S. Preferred Shareholder is treated for U.S. tax purposes as a distribution by the Fund that is a dividend, including any payment of accrued and unpaid dividends pursuant to the terms of the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at a rate of 30% (or a lower applicable treaty rate). If any gain or dividend income realized in connection with the tender of Shares by a Non-U.S. Preferred Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Preferred Shareholder, such gain or dividend will be treated and taxed in the same manner as if the Non-U.S. Preferred Shareholder were a U.S. Preferred Shareholder.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Preferred Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Shareholders are urged to consult their own tax advisers and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Other Tax Consequences. The Fund’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Preferred Shareholders who continue to hold an interest in the Fund following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the IRS certain information on Form 8886 if they participate in a “reportable transaction.” A transaction may be a “reportable transaction” based upon any of several indicia with respect to a shareholder, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years). The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Preferred Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Preferred Shares.

The Foreign Account Tax Compliance Act (“FATCA”) generally requires the Fund to obtain information sufficient to identify the status of each of its shareholders under FATCA. If a Preferred Shareholder fails to provide this information or otherwise fails to comply with FATCA, the Fund may be required to withhold under FATCA at a rate of 30% with respect to that shareholder on dividends, including capital gain dividends, and the proceeds of the Offer paid to such shareholder. If a payment by the Fund is subject to FATCA withholding, the Fund will be required to withhold even if such payment would otherwise be exempt from withholding under the rules applicable to foreign shareholders described above, beginning as early as July 1, 2014.

Each Preferred Shareholder is urged to consult its tax adviser regarding the applicability of FATCA and any other reporting requirements with respect to the Preferred Shareholder’s own situation.

7. PRICE RANGE OF PREFERRED SHARES; DIVIDENDS

The Preferred Shares are not listed and do not trade on any securities exchange. Therefore, no trading market for the Preferred Shares has been established outside the auction process and no price history is available. In addition, since mid-February 2008, the auctions for the Preferred Shares have failed.

The terms of the Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares. The amount and frequency of dividends in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the Maximum Rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

If 100% of the outstanding Preferred Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $69,840,000 plus any unpaid dividends accrued through the Expiration Date.

The Fund intends to use proceeds from the proposed but not yet executed secured Credit Facility or cash on hand to pay the purchase price for Preferred Shares accepted for payment. See Sections 2 and 13 of the Offer. The most recent draft of the proposed Credit Facility is included as Exhibit (b) to the Schedule TO relating to this Offer. The Credit Facility would allow the Fund to borrow cash from SSB up to a limit of $72,000,000 for the purpose of purchasing in this Offer, in whole or in part, the Fund’s outstanding Preferred Shares or for such other purpose as may be permitted by applicable law. Interest is charged at a floating interest rate equal to the sum of (i) the reserve adjusted LIBOR rate for one, two, three or six month periods (as selected by the Fund) plus (ii) an applicable margin ranging from 0.70% to 0.90%. In addition, if the Credit Facility closes, the Fund will owe SSB a commitment fee of 0.10% on the daily undrawn portion of the Credit Facility. The Credit Facility expires on the first anniversary of the closing. SSB has the ability to terminate the Credit Facility following an event of default. The Fund does not have any current plans to finance or repay the Credit Facility. It is currently expected that the Fund would seek to continually renew or replace the Credit Facility at the end of its term as long as management believed renewal or replacement is appropriate for the Fund.

Borrowing under the Credit Facility in connection with the Offer would enable the Fund to replace any tendered Preferred Shares and the associated leverage by borrowing, as measured by the liquidation preference of the Preferred Shares purchased by the Fund as compared with the principal amount of borrowings for leverage purposes. The cost of leverage to the Fund resulting from borrowing would be expected to differ from the cost of leverage associated with the Preferred Shares, would vary over time and, in many cases, the cost of leverage through borrowing may exceed the cost of leverage through the Preferred Shares. If the Fund had borrowed as of June 2, 2014 under the anticipated terms of the Credit Facility, it is expected that the Fund would have paid an annualized variable rate of interest of approximately 0.92%, which is greater than the annualized dividend rates then payable on the Preferred Shares, which were 0.16% and 0.12% for Series W and M, respectively.

The ability of the Fund to enter into and borrow money under the Credit Facility is subject to the receipt of customary legal opinions by SSB regarding the transaction, as set forth in the Credit Facility. The Fund does not have any alternative financing arrangements or alternative financing plans in the event the primary financing plans described above fall through.

Purchase Price in the Offer is Less than Liquidation Preference. The Per Share Amount reflects a 3% discount to the liquidation preference of $25,000 per share of Preferred Shares. As a result, Preferred Shareholders who tender their Preferred Shares for purchase by the Fund pursuant to its Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event the Fund were to effect a redemption of Preferred Shares pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus accrued dividends). The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after its Offer, including a redemption of such Preferred Shares. The Fund, however, does not currently intend to redeem any Preferred Shares that remain outstanding after the Offer expires.

If less than 100% of the Preferred Shares are tendered, the Fund expects to operate after the Offer with both Preferred Shares and a loan outstanding. If fewer than all of the outstanding Preferred Shares are purchased in the Offer, it is expected that the Fund would likely have debt and Preferred Shares outstanding simultaneously. The holders of the Preferred Shares who do not tender their shares in the Offer should expect that the remaining outstanding Preferred Shares would be junior in the Fund’s capital structure to the Fund’s lender and that the lender would have a security interest in a significant portion of the Fund’s assets to secure repayment of the loan.

Effect on Net Asset Value of Common Shares. To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to its Offer, the Fund anticipates using proceeds from the Credit Facility or cash on hand.

Preferred Shareholders should note that the Offer is expected to result in accretion to the net asset value of the Common Shares following its Offer, due to the fact that the tender price would represent a 3% discount to the liquidation preference of the Preferred Shares. The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would be entitled to receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the Preferred Shares pursuant to their terms.

The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of its Offer. Because the Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend its Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any Preferred Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund. Although it has no current plan to do so, if at some future point the Fund were to redeem the Preferred Shares in accordance with their terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued dividends to the date of redemption. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Shares and there can be no assurance that there will be future liquidity for the Preferred Shares. In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of its Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Shares and such other factors as the Fund deems relevant.

Preferred Shares the Fund acquires pursuant to its Offer will be canceled and available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchanges on which the Common Shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Preferred Shareholders. The Fund’s purchase of tendered Preferred Shares pursuant to its Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See Section 6 of the Offer.

9. PURPOSE OF THE OFFER

The purpose of the Offer is to provide liquidity for Preferred Shareholders and provide a benefit to the Fund and its holders of Common Shares.

The Fund issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of Fund’s investment objective. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the Common Shareholders by earning a rate of portfolio return (which includes the return related to investment made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Shares for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Preferred Shares. As a result, in a failed auction, holders of Preferred Shares who desire to sell their Preferred Shares are unable to do so. A failed auction is not a default under the terms of the Preferred Shares. In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the Preferred Shares has not attracted sufficient clearing bids for there to be a successful auction. As a result, the Maximum Rate has been triggered and holders attempting to sell their Preferred Shares through such auctions have been unsuccessful.

The periodic auctions for auction rate securities like the Preferred Shares are not occurring, and the Fund believes that such auctions are unlikely to re-start in the near future, if at all. The Fund also believes that no well-established secondary market for auction rate securities exists today.

The Fund has sought to provide liquidity to Preferred Shareholders and benefit Common Shareholders, without impairing the Fund’s ability to maintain its investment leverage. By offering to purchase the Preferred Shares at a discount and by conditioning the offer on the Fund closing on and borrowing under the Credit Facility in at least an amount equal to the aggregate amount paid for Preferred Shares accepted in the Offer, the Fund believes that it will be able to achieve these objectives.

10. INFORMATION CONCERNING THE FUND

The Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive offices are located at 620 Eighth Avenue, 49th Floor, New York, NY, 10018, telephone: (888) 777-0102.

Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such statement and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such statement and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Fund. Legg Mason Partners Fund Advisor, LLC acts as the administrator for the Fund pursuant to an administration agreement. Western Asset Management Company acts as the investment adviser for the Fund pursuant to an Investment Advisory Agreement. Western Asset Management Company Limited, Western Asset Management Company Pte. Ltd. and Western Asset Management Company Ltd act as sub-advisers to the Fund pursuant to portfolio management agreements.

The Fund also is a party to certain other service agreements. AST Fund Solutions serves as the Fund’s transfer agent, registrar and dividend paying agent for the Fund’s Common Shares. Deutsche Bank serves as the Fund’s auction agent, transfer agent, registrar and dividend paying agent for the Fund’s Preferred Shares and the depositary and information agent for the Offer. SSB serves as the custodian for the Fund.

11.	INTEREST OF THE TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Trustees and executive officers of the Fund is c/o the Fund at 100 International Drive, Baltimore, Maryland 21202. As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares.

Based on the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, the Fund has not, and, to the best of the Fund’s knowledge, none of the Trustees or executive officers of the Fund (or of any subsidiary of the Fund), has effected any transactions in the Preferred Shares during the sixty day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates currently intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Preferred Shares as contemplated by the Offer or of any regulatory requirements that must be complied with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 13.

13. CONDITIONS FOR THE OFFER

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases: (1) if the Fund is unable to close on and borrow under, on terms acceptable to the Fund, the Credit Facility in at least an amount equal to the aggregate amount paid for Preferred Shares accepted in the Offer; (2) if such transactions, if consummated, would (a) result in delisting of the Fund’s Common Shares from the NYSE; (b) impair the Fund’s status as a regulated investment company under the

Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Preferred Shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (3) if there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; or (d) otherwise directly or indirectly adversely affects the Offer or the Fund; (4) if there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other events or conditions which would have a material adverse effect on the Fund or the Preferred Shareholders if tendered Preferred Shares were purchased; or (5) if the Board determines that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Preferred Shareholders.

In order to facilitate the Offer, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its “auction department” (or similar department), or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such modification or waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in the section “The Offer — Section 2: Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14. FEES AND EXPENSES

The Fund has retained Deutsche Bank to act as the Depositary and Information Agent in connection with its Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Preferred Shares pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

15. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Fund becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Fund will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer or in the related letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Fund, the Board, the officers of the Fund, its Administrator, Adviser, the Fund’s transfer agent, the Depositary or the Information Agent.

WESTERN ASSET PREMIER BOND FUND

June 5, 2014

[BACK COVER]

The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by the Fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

The Depositary for the Tender Offer is:

Deutsche Bank Trust Company Americas

By Mail or Overnight Courier:

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

ATTN: Reorganization Unit

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Deutsche Bank Trust Company Americas

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Should you have any questions about this Offer, please contact Deutsche Bank Trust Company Americas at (877) 843-9767 Monday through Friday 9 a.m. to 5 p.m. Eastern time.